EXHIBIT 3.14
FORREST CITY ARKANSAS HOSPITAL COMPANY, LLC
OPERATING AGREEMENT
This Operating Agreement (“Agreement”) is declared to be effective as of the 31st day of January, 2006, by Forrest City Hospital Corporation, as the sole Member (such corporation and any successor hereunder, the “Member”) of Forrest City Arkansas Hospital Company, LLC (the “Company”), pursuant to the provisions of the Small Business Entity Tax Pass Through Act (the “Act”).
Section 1. The Company.
1.1 Formation. The initial Member is forming the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.
1.2 Company Name. The name of the Company shall be as set forth in the Articles from time to time, and all business of the Company shall be conducted in such name. The Member may change the name of the Company at any time.
1.3 Purpose. The purpose of the Company shall be as set forth in the Articles from time to time.
1.4 Principal Place of Business. The principal place of business and address of the Company shall be at any place within or without the State of Arkansas as determined by the Member.
1.5 Existence. The existence of the Company shall commence on the date the Company’s Articles of Organization (as amended from time to time, the “Articles”) are filed in the office of the Secretary of State of Arkansas in accordance with the Act and shall continue until the winding up and liquidation of the Company following a Liquidating Event as provided in Section 8 hereof
1.6 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity.
1.7 Independent Activities; Transactions With Affiliates.
(a) The Member shall be required to devote only such time to the affairs of the Company as the Member determines in its sole discretion may be necessary or appropriate, and the Member shall be free to serve any other Person in any capacity that he may deem appropriate in his discretion.
(b) Insofar as permitted by applicable law, the Member may, notwithstanding this Agreement, engage in whatever activities it chooses, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company, and neither this Agreement nor any activity undertaken pursuant hereto shall prevent the Member from engaging in such activities or require the Member to permit the Company to participate in any such activities.

1.8 Definitions. Certain capitalized words and phrases used in this Agreement have the following meanings:
“Interest” means the entire limited liability company interest in the Company of a Member or Interest Holder at any particular time, including the right of such Member or Interest Holder to any and all benefits to which the Member or Interest Holder may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.
“Interest Holder” means any Person who holds an Interest, regardless of whether such Person has been admitted to the Company as a Member. “Interest Holders” means all such Persons.
“Net Cash Flow” means the gross cash proceeds from Company operations and from all sales and other dispositions and refinancings of Property, less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Member. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.
“Person” means any individual, partnership, limited liability company, corporation, trust, or other entity.
“Property” means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.
“Transfer” means, as a noun, any voluntary or involuntary transfer, sale or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of. “Transferred” shall have a correlative meaning.
Section 2. Capital Contributions.
2.1 Initial Capital Contributions. In exchange for all the Interests in the Company, the Member has, or may cause to be, contributed or will contribute to the capital of the Company, One Thousand and No/100 Dollars ($1,000.00) in cash.
Section 3. Tax Allocations.
3.1 No Allocations in Single-Member Entity. Forrest City Hospital Corporation, as the only Member, intends for the Company, as such a wholly-owned entity, to be disregarded for accounting and income tax purposes. Accordingly, all items of income, gain, loss, deduction, and credit that would, but for such single-member status, belong to the Company shall belong to the Member.
Section 4. Distributions.

4.1 Distributions. Subject to the Act, Net Cash Flow, if any, and any item of Property chosen by the Member, shall be distributed to or as directed by the Member, at such times as the Member may determine.
Section 5. Management
5.1 Authority and Duties of Member. The overall management and control of the Company shall be vested in the Member and the Member shall have the right and authority to enter into transactions on behalf of the Company, to bind the Company and to conduct, and to make decisions relating to, the day-to-day operations of the Company. Without limiting the foregoing and in each case without any further act, vote or approval, the Member is hereby specifically authorized for, and in the name of and on behalf of, the Company from time to time to:
(a) Amend the Articles;
(b) Issue Interests in the Company and admit other Persons as Members;
(c) Acquire by purchase, lease, or otherwise any real or personal property;
(d) Loan money to the Company, its affiliates or other third parties, upon such terms and conditions as the Member may determine;
(e) Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real or personal property;
(f) Designate, authorize and direct one or more Persons to execute any and all agreements, contracts, documents, certifications, and instruments on behalf of the Company that are necessary or convenient in connection with the management, maintenance and operation of Property or managing the Company’s affairs, including executing amendments to the Agreement and the Articles in accordance with the terms of the Agreement, both as authorized agent for the Company and, if required, as attorney-in-fact for the Member pursuant to a power of attorney.
(g) Appoint individuals designated as officers and/or managers of the Company and delegate such authority to such officers and/or managers as the Member deems advisable.
(h) Borrow money and issue evidences of indebtedness (including bonds, notes and debentures) necessary, convenient or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Property;
(i) Care for and distribute funds to the Interest Holders by way of income, return of capital, or otherwise;
(j) Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the Property or operations of the Company;

(k) Engage in any kind of activity and perform and carry out contracts of any kind as may be lawfully engaged in, carried out, or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified; and
(l) Make any and all elections for federal, state, and local tax purposes.
5.2 Indemnification of Member.
(a) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all judgments and claims against the Member relating to any liability or damage incurred by reason of: (i) ownership of an Interest in the Company, and (ii) any act performed or omitted to be performed by the Member in connection with the business of the Company, in any case including attorneys’ fees incurred by the Member in connection with the defense of any action based on any of the foregoing.
(b) Notwithstanding anything to the contrary in Section 5.2(a) above, in the event that any provision in such Section is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.
Section 6. Role of Member.
6.1 Compensation. The Member may from time to time receive a salary, fee, or draw for services rendered to or on behalf of the Company in such amount as the Member deems appropriate.
6.2 Expenses. The Member may charge the Company for any expenses reasonably incurred by it in connection with the Company’s business.
6.3 Loans. If the Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a capital contribution but shall be a debt due from the Company. The amount of any such loan or advance by the Member shall be repayable out of the Company’s cash and shall bear interest at such rate as the Company and the Member shall agree but not in excess of the maximum rate permitted by law. The Member shall not be obligated to make any loan or advance to, or on behalf of, the Company.
Section 7. Transfer of Interests.
7.1 No Restriction on Transfers. The Member may Transfer all or any portion of its Interest at any time.
7.2 Admission of Transferees as Members. Unless otherwise indicated in writing at the time of any Transfer of an Interest, a transferee of an Interest (including a transferee by operation of law) shall be admitted to the Company as a substituted Member and shall be bound by the terms of this Agreement upon such transferee’s written notice to the Company at the address specified in Section 1.4.
Section 8. Dissolution and Winding Up.

8.1 Liquidating Events. The death, retirement, bankruptcy or dissolution of the Member, or the occurrence of any other event that terminates the continued membership of a member in the Company, shall not cause the Company to be dissolved and its affairs wound up, but rather the business of the Company shall be continued without dissolution, provided that there remains at least one Member (including a transferee of one or more Interests who becomes a Member). The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following events (the “Liquidating Events”):
(a) The written consent of the Member or any successor Member;
(b) There is no Member or transferee of one or more Interests who becomes a Member; or
(c) The occurrence of any other event causing the dissolution of the Company under the Act.
8.2 Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member. To the extent not inconsistent with the foregoing, the terms of this Agreement shall continue in full force and effect until such time as all of the Property (including the proceeds of sales of Property) has been distributed pursuant to this Section 8.2 and the Company’s existence has been terminated in accordance with the Act. The Member (or, in the event there is no remaining Member, any Person elected by those Persons succeeding to ownership of the Member’s Interest) shall be responsible for overseeing the winding up of the Company, shall take full account of the Company’s liabilities and Property, shall cause the Property other than cash to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:
(a) First, to the payment and discharge of all of the Company’s debts and liabilities to creditors; and
(b) The balance, if any, to the Member.
Section 9. Miscellaneous.
9.1 Amendment The Member may amend this Agreement at any time.
9.2 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
9.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
9.4 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

9.5 Governing Law. The laws of the State of Arkansas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Member.
The undersigned has executed this Agreement as of the day and year first above set forth.
FORREST HOSPITAL CORPORATION
By: /s/ Rachel A. Seifert
Rachel A. Seifert
Senior Vice President, Secretary and General Counsel

FIRST AMENDMENT
TO
OPERATING AGREEMENT
OF
FORREST CITY ARKANSAS HOSPITAL COMPANY, LLC
This First Amendment to Operating Agreement of Forrest City Arkansas Hospital Company, LLC (“Amendment”) is made and entered into as of April 19, 2006, by Forrest City Hospital Corporation, an Arkansas corporation (“Member”).
WHEREAS, the Member has heretofore executed and delivered that certain Operating Agreement of Forrest City Arkansas Hospital Company, LLC (the “Company”) dated as of January 31, 2006 (the “Operating Agreement”); and
WHEREAS, the Member desires to amend the Operating Agreement to authorize the issuance and certification of units.
NOW THEREFORE, IT IS
RESOLVED, that the Operating Agreement is hereby amended by deleting Section 2.1 in its entirety and inserting in lieu thereof the following:
2.1 Initial Capital Contribution of Member. The interest in the Company shall be divided into units (“Units”). The total number of Units that the Company is initially authorized to issue is 100 Units. The Member has been issued the number of Units listed on Exhibit A hereto attached. The Member may, but shall not be required to, make additional capital contributions to the Company from time to time.
FURTHER RESOLVED, that the Operating Agreement is hereby amended to add the following text:
2.2 Certificates for Units. Certificates representing Units shall be in such form as may be determined by the Member. Such certificates shall be signed by the President or Vice President of the Member, if such offices be created and filled, or signed by an officer designated by the Member to sign such certificates. The signature of such officer upon such certificates may be signed manually or by facsimile. All certificates for Units shall be consecutively numbered. The name of the person owning the Units represented thereby, with the number of Units and date of issue, shall be entered on the books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like number of Units shall have been surrendered and canceled, except that, in case of a lost, destroyed or mutilated certificate, a new one may be issued therefore upon such terms and indemnity to the Company as the Member may prescribe.

FURTHER RESOLVED, except as set forth in this Amendment, the terms and provisions of the Operating Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall be governed by the provisions of the Operating Agreement; provided, however, to the extent that the terms of this Amendment and Operating Agreement conflict, the terms of this Amendment shall control.
IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above set forth.
FORREST CITY HOSPITAL CORPORATION
By: /s/ Rachel A. Seifert
Rachel A. Seifert
Senior Vice President, Secretary and General Counsel

2

EXHIBIT A

Name and Address of Member	Amount of Contribution	Number of Units

Forrest City Hospital Corporation	$100.00	100(1)
7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027

(1)	Represented by Unit Certificate Number 001 issued to the Member. Certificate has been pledged to JPMorgan Chase Bank, N.A.